EXHIBIT 99

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
MAY 2004

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	53%
Canada	1	90%
North Sea	1	100%

Total	7	65%

Other Jack-ups:
Gulf of Mexico	17	100%

Semi-submersible:
Gulf of Mexico	1	29%

Total	25	87%

* Number of units at May 31, 2004

Note: Only revenue-producing days are used in computing rig utilization.